Exhibit 99.1

Release Date: 10 April 2020

Samsung Biologics and Vir Biotechnology Enter into Agreement for Large Scale Manufacture of SARS-COV-2 Antibodies for Potential COVID-19 Treatment

SONGDO, S. KOREA and SAN FRANCISCO US, 10 April 2020 – Samsung Biologics (207940.KS) and Vir Biotechnology, Inc. (Nasdaq: VIR) today announced a manufacturing agreement under which Samsung Biologics will perform large scale manufacturing services for Vir’s SARS-CoV-2 monoclonal antibody (mAb) program.

“We are proud to be working as a partner with Vir in their response to the global COVID-19 pandemic,” said Dr. Tae Han Kim, CEO of Samsung Biologics. “With millions of people being impacted by this virus, accessibility to effective treatment is paramount. Vir’s candidate molecules supported by Samsung Biologics’ production scale have the potential to bring hope to countless lives across nations suffering from COVID-19.”

Vir’s lead SARS-CoV-2 mAb development candidates, VIR-7831 and VIR-7832, have demonstrated high affinity for the SARS-CoV-2 spike protein and are highly potent in neutralizing SARS-CoV-2 in live-virus cellular assays. Vir plans to proceed directly into a phase 2 clinical trial within the next three to five months. Today’s agreement builds on Vir’s previously announced manufacturing agreement with WuXi Biologics (stock code: 2269.HK) and its letter of intent with Biogen, Inc. (Nasdaq: BIIB).

“Given the trajectory of the COVID-19 pandemic, our expectation is that there will be a significant need around the world for antibody therapies,” said George Scangos, Ph.D., CEO, Vir. “Accordingly, we are taking proactive steps to reserve large scale manufacturing capacity to be ready to move quickly with any of our antibody candidates that prove to be clinically safe and effective. We are pleased to partner with Samsung Biologics who share our commitment to work with exceptional speed to address this pandemic.”

Under the deal valued at approximately $362 million, Samsung Biologics is expected to commence its manufacturing as early as October with the first engineering run, with potential commercial batches to be manufactured starting in 2021 in Plant 3. The parties will continue to negotiate additional terms in a definitive agreement and will use best efforts to execute a definitive agreement before July 31, 2020.

About Samsung Biologics Co., Ltd.

Established in 2011 and headquartered in Songdo, South Korea, Samsung Biologics (KRX: 207940.KS) is a fully integrated CDMO offering state-of-the-art contract development, manufacturing, and laboratory testing services. With a proven regulatory approvals record, the largest capacity, and the fastest throughput, Samsung Biologics is an award-winning partner of choice and is uniquely able to support the development and manufacturing of biologics products at every stage of the process while meeting the evolving needs of biopharmaceutical companies worldwide. For more information, visit www.samsungbiologics.com.

About Vir Biotechnology, Inc.

Vir Biotechnology, Inc. (Nasdaq: VIR) is a clinical-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting hepatitis B virus, influenza A, SARS-CoV-2, human immunodeficiency virus, and tuberculosis. For more information, please visit www.vir.bio.

Vir Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “explore,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the potential benefits of Vir’s collaborations with Samsung, Wuxi Biologics and Biogen, the completion of a definitive agreement with Samsung, the timing and scale of manufacturing activities, the demand for antibody therapies, the timing of commencement of clinical trials for Vir’s antibody product candidates and Vir’s ability to address the current COVID-19 pandemic and future outbreaks of the disease. Many factors may cause differences between current expectations and actual results including unexpected results during clinical trials, difficulties in obtaining regulatory approval, clinical site activation rates or clinical trial enrollment rates that are lower than expected, changes in expected or existing competition, delays or disruptions in Vir’s business or clinical trials due to the COVID-19 pandemic, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Samsung Biologics

Press Contact: cair.kim@samsung.com

Vir Biotechnology, Inc.

Investors

Neera Ravindran, MD

Head of Investor Relations & Strategic Communications

nravindran@vir.bio

+1-415-506-5256

Media

Lindy Devereux

Scient PR

lindy@scientpr.com

+1-646-515-5730